                                                                     EXHIBIT 11

                          Interlott Technologies, Inc.

                       Computation Of Earnings per share

                                              Three Months Ended              Nine Months Ended
                                                 September 30,                  September 30,
                                                 -------------                  -------------
                                             1997             1996           1997             1996
                                             ----             ----           ----             ----
Weighted average common shares             3,210,000       3,210,000       3,210,000       3,206,774
outstanding during the period

Net income                                $  207,627      $  288,474      $1,014,945      $  890,277

Net income per share                      $     0.06      $     0.09      $     0.32      $     0.28

Assuming full dilution:

     Shares

        Weighted average number of
         common shares outstanding
         during the period                 3,210,000       3,210,000       3,210,000       3,210,000

        Assuming exercise of options          72,783          55,389          32,261          67,947

        Weighted average number of
         common shares outstanding
                                          ----------      ----------      ----------      ----------
         as adjusted                       3,282,783       3,265,389       3,242,261       3,277,947
                                          ==========      ==========      ==========      ==========
     Net income                           $  207,627      $  288,474      $1,014,945      $  890,277

     Earnings per common share
      assuming full dilution              $     0.06      $     0.09      $     0.31      $     0.27




                                      14